QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.2

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-88530) pertaining to the New Mexico and Arizona Land Company 1997 Stock Incentive Plan, the Lipid Sciences, Inc. 2001 Performance Equity Plan, the Lipid Sciences, Inc. 2000 Stock Option Plan, as amended, and the Individual Non-Qualified Stock Option Agreements with certain consultants and a director of Lipid Sciences, Inc., of our report dated March 13, 2001, with respect to the financial statements of Lipid Sciences, Inc. (Pre-Merger Lipid) for the period from Inception (May 21, 1999) through December 31, 2000 (not separately presented) included in this Annual Report (Form 10-K) of Lipid Sciences, Inc. for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Palo Alto, California
March 15, 2005

QuickLinks

  EXHIBIT 23.2